UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2017

Titan Computer Services, Inc.
(Exact name of registrant as specified in its charter)

New York	0-55639	13-3778988
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

720 Monroe Street, Suite E210, Hoboken NJ	07030
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (631) 974-7646
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 2, 2017, the registrant entered into a Software Sale Agreement with Green Tree Software LLC which provides for the registrant to sell all of its rights and interest in the Greentree Magic Software product for $7,000.  The closing is expected to occur when the registrant acquires another operating business. The foregoing is only a summary of certain of the terms of the Software Sale Agreement.  For a complete description, a copy of such agreement is annexed hereto in its entirety as an exhibit.

Item 5.01.  Changes in Control of Registrant.

On February 6, 2017, Green Tree Software LLC and Pivotal Solutions, Inc., entities controlled by Steven Edelman, sold an aggregate of 14,716,666 of the registrant's shares of common stock to Abraham Rosenblum for an aggregate purchase price of $12,500 paid for by Mr. Rosenblum's personal funds.  Due to delays in delivery of the purchased shares, this transaction did not close until March 6, 2017.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(a)  On February 28, 2017, Leonard Rosenfield resigned as a director of the registrant. We will provide Mr. Rosenfield with a copy of this Current Report, concurrent with its filing, and advise him of his right to provide a written response disagreeing with the statements made herein.  Mr. Rosenfield submitted a letter of resignation stating that his resignation was for personal reasons and not for any policy dispute.  A copy of that letter is filed herewith as an exhibit.

On March 2, 2017, Steven Edelman resigned as a director of the registrant. We will provide Mr. Edelman with a copy of this Current Report, concurrent with its filing, and advise him of his right to provide a written response disagreeing with the statements made herein.  Mr. Edelman submitted a letter of resignation stating that his resignation was for personal reasons and not for any policy dispute.  A copy of that letter is filed herewith as an exhibit

(b)  On February 28, 2017, Mr. Rosenfield was terminated as president of the registrant.

(c)  On February 28, 2017, Abraham Rosenblum was appointed as president of the registrant.  As disclosed below, Mr. Rosenblum was also appointed a director on February 28, 2016.   Mr. Rosenblum, age 37, began his career in the automotive industry as a distributor of wholesale parts in 2001 and was active in the business until September 2004.  The business was sold in 2012. In September 2004 he began owning and developing real estate.  In such capacity, Mr. Rosenblum worked with several "A rated" tenants which were large and well-known corporations such as TD Bank, Walgreens and Family Dollar. In December 2008 Mr. Rosenblum founded, financed and was the President, until the third quarter of 2015, of a telecommunications carrier network, Tandem Transit. Mr. Rosenblum has served on the Board of Directors for several private technology companies and automotive distribution outlets.

Mr. Rosenblum has not been affiliated with any company that has filed for bankruptcy within the last five years. He does not have any familial relationships with any other directors or executive officers of the Company. There were no material transactions (i.e. exceeding $120,000) since January 1, 2015, or any proposed transactions, to which the Company was or is to be a party, in which Mr. Rosenblum had or is to have a direct or indirect material interest.

(d)  On February 28, 2017, Messrs. Abraham Rosenblum and Robert Klein were appointed as members of our board of directors.

There are no transactions involving Mr. Rosenblum or Mr. Klein requiring disclosure under Item 404(a) of Regulation S-K.  It is not currently anticipated that Messrs. Rosenblum and Klein will receive compensation for service as directors.

Item 8.01  Other Events.

On February 27, 2017, Esther S. Modell resigned as a director of the registrant. While the registrant does not believe that Ms. Modell was properly appointed as a director, in an abundance of caution we obtained her resignation and are reporting it hereby. Ms. Modell submitted a letter of resignation stating that her resignation was for personal reasons and not for any policy dispute.  A copy of that letter is filed herewith as an exhibit.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description
10.1	Software Sale Agreement between the registrant and Green Tree Software LLC
10.2	Letter of resignation from Mr. Rosenfield.
10.3	Letter of resignation from Mr. Edelman.
10.4	Letter of resignation from Ms. Modell.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN COMPUTER SERVICES, INC.

Dated: March 6, 2017	By:	/s/ Abraham Rosenblum
Abraham Rosenblum, President

Exhibit Index

Exhibit	Description
10.1	Software Sale Agreement between the registrant and Green Tree Software LLC
10.2	Letter of resignation from Mr. Rosenfield.
10.3	Letter of resignation from Mr. Edelman.
10.4	Letter of resignation from Ms. Modell.